Exhibit 99.2

CaverStem Stem Cell Treatment Of Erectile Dysfunction Receives Additional International Exposure

7:45 AM ET 5/6/19 | PR Newswire

PHOENIX and ROME, May 6, 2019 /PRNewswire/ -- Creative Medical Technology Holdings, Inc. (OTCQB-CELZ) announced today coverage of its patented CaverStem(R) technology for treatment of erectile dysfunction using the patient's own non-manipulated and non-expanded stem cells in multiple Italian publications.

"We are pleased that our CaverStem(R) procedure has gained such international exposure in the few months since Prof. Gabriele Antonini MD, PhD has begun treating patients in Italy," said Timothy Warbington, CEO of Creative Medical Technology Holdings, Inc.

The publications include: Adnkronos, Momento Italia, DottNet and Secolo de Italia. Excerpts of the interview with Dr. Antonini, translated from Italian to English are as follows:

"A natural, non-invasive and permanent treatment to regenerate blood vessels and smooth muscles within the sexual organ of patients with erectile dysfunction. A real 'bombshell' to revive their sex life. It's called CaverStem(R) and is a patented medical protocol in the United States, also available in Italy," emphasizes the Adnkronos Salute Gabriele Antonini, urologist-andrologist from Rome.

"In the field of biomedical research, regenerative medicine has successfully established itself in the last decade through the development of new strategies and alternative treatments to conventional therapies, using growth factors and other intercellular signals capable of stimulating the natural process of healing of the human body," remarks Dr. Antonini.

So, how does 'bombing' with stem cells work? "We use hematopoietic, mesenchymal and endothelial progenitor cells present in the patient's bone marrow," explains Dr. Antonini. "The administration of stem cells directly into the penis can reverse the pathophysiological changes that lead to erectile dysfunction, in addition to treating the symptoms effectively. In about 15 minutes, the urologist specialist proceeds with local anesthesia to extract a small amount of autologous material from the iliac crest from the patient and obtains a concentrated cellular product that is injected into the corpus cavernosum of the patient's penis.

"The CaverStem(R) procedure, scientifically already validated in the USA, allows for a safe, fast and free of collateral effects in an outpatient procedure," highlights Dr. Antonini. "Only three months after implantation, an increase in duration and frequency of erection was detected, in addition to maintaining it until orgasm was reached."

"The side effects are practically absent, and no post-procedure complication has occurred," explains Dr. Antonini. "CaverStem(R) shows a truly rosy future for the non-invasive and non-surgical treatment of erectile dysfunction."

"The patient progress in Italy is indicative of reports by physicians in the United States. We are continuing to bring on board other domestic and international physicians and are highly optimistic with the future of CaverStem(R) in the United States and Internationally," said Timothy Warbington.

CaverStem(R) is a registered trademark in the United States and a pending trademark in The European Union.

For more information on our erectile dysfunction technology please go to www.Caverstem.com.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in stem cell technology in the fields of urology, neurology and orthopedics and trades on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Publications cited:

https://www.adnkronos.com/salute/medicina/2019/05/04/dagli-usa-italia-staminali-bombita-contro-disfunzione-erettile_JgeCu0fOCt6ChtwQ4XDEGN.html?refresh_ce

https://www.dottnet.it/articolo/27651/contro-la-disfunzione-erettile-trattamento-con-staminali/

https://www.secoloditalia.it/2019/05/sanita-ce-il-si-del-ministero-in-italia-la-bombita-per-rilanciare-la-vita-sessuale/

https://www.momentoitalia.it/sesso-dagli-usa-in-italia-le-staminali-bombita-contro-disfunzione-erettile/61549/

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SOURCE Creative Medical Technology Holdings, Inc.

/CONTACT: Creative Medical Technology Holdings, Inc., ceo@creativemedicalhealth.com, Tel: 480-789-9939